EXHIBIT 99.2

                         UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549

                           FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30,
1997

Commission File Number:

     33-19152

Exact name of Registrant as specified in its charter:

     Florida Income Fund III, Limited Partnership

State or other Jurisdiction of incorporation or organization:

     Delaware

I.R.S. Employer Identification Number:

     65-0016187

Address of Principal Executive Offices:

     12800 University Drive, Ste 675
     Fort Myers, FL 33907

Registrant's Telephone Number, including Area Code:

     (941) 481-2011

Securities registered pursuant to Section 12(b) of the Act:

     None

Securities registered pursuant to Section 12(g) of the Act:

     None

The registrant has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and has been subject to such filing requirements for the past 90 days.

                 FLORIDA INCOME FUND III, L.P.
                             INDEX



PART I                                                PAGE NO.


     FINANCIAL INFORMATION

     Balance Sheets at September 30, 1997
     and December 31, 1996. . . . . . . . . . . . . . . . . .3


     Statements of Income for the Three and Nine
     Months Ended September 30, 1997 and 1996 . . . . . . . .4


     Statements of Cash Flows for the Nine
     Months Ended September 30, 1997 and 1996 . . . . . . . .5


     Notes to Financial Statements. . . . . . . . . . . . . .6


     Management's Discussion and Analysis of
     Financial Condition and Results of Operations. . . . .6-8


PART II

     OTHER INFORMATION

     Items 1 through 6. . . . . . . . . . . . . . . . . . . .9


PART III

     Signatures . . . . . . . . . . . . . . . . . . . . . . 10


COVER PAGE


EXHIBIT 27 - Financial Data Schedule


PAGE 2

                PART I - FINANCIAL INFORMATION
         FLORIDA INCOME FUND III, LIMITED PARTNERSHIP
                  BALANCE SHEETS (Unaudited)

                                           Sept 30   Dec. 31
                                           1997        1996
ASSETS

CURRENT ASSETS
Cash                                         358,772    101,108
Accts Recvable Trade, Net of Allowance
  for Doubtful Accts of $22,219 for
  9/30/97 and $19,457 for 12/31/96           285,684    346,767
Notes Receivable                                   0          0
Inventory                                     65,180     68,422
Prepaid Expenses and Other                    48,925    201,608
                                           _________ __________
     Total Current Assets                    758,561    717,905

Rental Properties
  Abandonment                              3,082,157  3,082,157
Rental Properties, (Net of accumulated
  depreciation of $4,399,967 at
  9/30/97 $4,562,574 at 12/31/96          14,609,743 15,073,430
Intangible Assets
  Deferred Loan and
  Organizational Costs Net                    35,479     46,326
                                          __________ __________
     Total Assets                         18,485,940 18,919,818

LIABILITIES & PARTNERS' CAPITAL

CURRENT LIABILITIES
Current Maturities of Notes Mtgs Payable     543,573    383,573
Accounts Payable, Trade                      318,089    619,317
Accrued Expenses                             449,153    702,971
Customer and Security Deposits               485,394    453,988
                                          __________ __________
     Total Current Liabilities             1,796,209  2,159,849

Mtgs Payable related to Rental Prpty Mgmt  3,200,000  3,200,000
Mtgs Payable, Less Current Maturities      4,931,335  5,380,758

PARTNERS' CAPITAL
General Partners Capital                     (38,189)   (38,189)
Limited Partners Capital                   7,739,285  8,217,400
Net Income                                   857,300          0
                                          __________ ___________
  Total Partners' Equity                   8,558,396  8,179,211

  Total Liabilities & Partners' Capitl    18,485,940 18,919,818

See Accompanying Notes to the Financial Statements

PAGE 3

         FLORIDA INCOME FUND III, LIMITED PARTNERSHIP
                     STATEMENTS OF INCOME
                          (Unaudited)


                     For Three Months Ended For Nine Months Ended
                     09/30/97      09/30/96 09/30/97    09/30/96
                    ______________________ ____________________
REVENUES:

Rental Income       2,000,000   1,831,316   8,170,907  7,972,328

Interest Income         4,986       6,224      12,731     16,577
                    _________   __________  _________  _________
    Total Revenues  2,004,986    1,837,540  8,183,638  7,988,905


COSTS AND EXPENSES:

Property Operating
    Expenses        1,901,722   1,857,818   6,123,398  5,950,249

Real Estate Taxes      48,525      70,012     145,575    209,338

Interest Expense      146,501     232,745     444,662    706,259

Depreciation          200,619     215,796     601,857    634,263

Amortization            3,615       4,179      10,846     12,536
                    __________   _________  _________  _________

Total Expenses      2,300,982   2,380,550   7,326,338  7,512,645

   Net Income (Loss) (295,996)   (543,010)    857,300    476,260



See Accompanying Notes to the Financial Statements










PAGE 4

         FLORIDA INCOME FUND III, LIMITED PARTNERSHIP
                   STATEMENTS OF CASH FLOWS
                          (Unaudited)

                                          For The Nine Months Ended
                                          9/30/97     9/30/96
                                          _________   __________
Cash flows from operating activities:

Net Income                                  857,300    476,260
Adjustments to reconcile net income to
  net cash provided by operations:
     Depreciation & Amortization            612,703    646,799
     (Increase) decrease in Accts recvble    61,084    167,696
     Prepaid expenses and other             152,683    (26,484)
  Inventory                                   3,242     (4,421)
  Increase (decrease) in:
     Accounts payable and Accrued expense  (555,046)   (28,359)
     Customer & security deposits            31,406   (170,292)
                                          _________  _________
Net Cash flows provided by operating
activities                                1,163,372  1,061,199

Cash flows from investing activities:
  Acquisition of and improvements to
   rental properties                       (138,170)  (286,303)
                                          __________ __________
Net cash used in investing activities      (138,170)  (286,303)

Cash flows from financing activities:
  Partner distributions paid               (478,115)  (608,277)
  Repayment of long term borrowing         (289,423)  (262,367)
                                          __________  _________
  Net cash flows used by financing
   activities                              (767,538)  (870,644)

  Net increase (decrease) in cash           257,664    (95,748)

  Cash December 31                          101,108    164,966

  Cash September 30                         358,772     69,218


See Accompanying Notes to the Financial Statements

PAGE 5

           FLORIDA INCOME FUND III, LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS
                        SEPTEMBER 30, 1997
                            (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with the instructions to Form 10-Q and therefore, do not include all disclosures necessary for a fair presentation of the Partnership's financial position, results of operations and statements of cash flows in conformity with generally accepted accounting principles as set forth in the Partnership's form 10-K for the period ended December 31, 1996. In management's opinion, all adjustments have been made to the financial statements necessary for a fair presentation of interim periods presented.


NOTE 2 - RELATED PARTY TRANSACTIONS

The General Partner and their affiliates are entitled to reimbursement of costs (including amounts of any salaries paid to employees or its affiliates) directly attributable to the operation of the Partnership that could have been provided by independent parties. Costs amounting to $664,829 were incurred during the third quarter of 1997. This compares to $783,090 of costs that were incurred during the third quarter of 1996. An affiliate company, South Seas Resorts Company, Inc., pays the payroll and related benefits and charges them back to the Pink Shell. South Seas Resorts Company, Inc. also provides room reservation services for the resort. During the quarter, the Partnership incurred $120,015 in management fees in accordance with the Partnership agreement. This compares to $102,336 in management fees which were incurred during the third quarter of 1996.


NOTE 3 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity

The Partnership's cash position, including interest bearing deposits at September 30, 1997, was $358,772. This compares to its cash position of $101,108 at December 31, 1996. The Partnership's cash position at September 30, 1996, was $69,218.





PAGE 6

For the nine months ended September 30, 1997, the Partnership's cash increased $257,664. The increase in cash was due to cash flow from operations of $1,163,372; cash outlays for capital improvements of $138,170; cash outlays for partner distributions of $478,115; and net repayment of long term debt of $289,423.

The Partnership's total investment in properties for its portfolio at September 30, 1997, was $22,856,331. This compares to its total property investment of $22,718,161 at December 31, 1996.

On November 27, 1996, the Partnership defaulted under the terms of a $3,200,000 mortgage loan on the Walsingham Commons Shopping Center. The Partnership agreed to the appointment of a receiver on the Walsingham Commons on February 3, 1997. All rights, powers, interests and obligations in Walsingham Commons have been transferred to the receiver as of November 27, 1996. The outstanding mortgage balance $3,200,000 is nonrecourse and will be satisfied upon the final judgment of foreclosure. Details of this transaction were provided in an 8-K filed on April 15, 1997.

This action was taken in response to a declining rental market in the area of Largo, FL where this property is located. The subject neighborhood has been declining and losing many of the long term tenants to newer buildings located in more desirable areas of Pinellas County. This has resulted in a high supply of vacant space versus very low demand which has in turn led to reduced rental rates. The General Partner was of the opinion that the problem is long term and felt it was economically prudent to default on the mortgage loan to eliminate the negative cash flow being generated by the property.

Other than as discussed herein, there are no known trends, demands, commitments, events or uncertainties, that in management's opinion, will result or are reasonably likely to result in the registrant's liquidity increasing or decreasing in any material way.

Capital Resources

The Partnership has entered into long term leases with 42 condominium unit owners. This enables the Partnership to include the 42 units in its resort rental operation. The Partnership pays a minimum annual rental of $25,000 in 12 equal monthly installments to each unit owner for a total minimum annual rental of $1,050,000. In addition, the Partnership pays the owner an amount by which 42.5% of the annual gross rental income generated by the lessee from the unit exceeds the amount of annual base rent paid. These leases expire at various times between December 31, 2000, and December 31, 2005.

The Partnership paid down $289,423 of principal on long term borrowings during the nine month period. Partnership debt as of September 30, 1997, was $8,674,908 as compared to $8,964,331 as of December 31, 1996.

Also during the nine months, the Partnership paid $138,170 for improvements at the Pink Shell in order to refurbish the units and to meet Best Western requirements.

Results of Operations

The Partnership had net income of $857,300 for the nine months ended September 30, 1997. This compares with net income of $476,260 for the nine month period ended September 30, 1996. The increase in net income is due to revenues increasing by $194,733, property operating expenses increasing by $173,149, real estate taxes decreasing by $63,763, interest expense decreasing by $261,597 and depreciation and amortization decreasing by $34,096.

Pink Shell's revenues increased $579,912 due to increased room rates and higher occupancy. Room revenue increased $500,249, store revenue increased $55,404, and other revenues increased $24,259. Interest income decreased $3,846 due to a smaller amount of funds being invested in short term Government Securities.

Property operating expenses have increased for the nine months by $173,149. The Primary increases are in the operations of the Pink Shell. Guaranteed payments to owners have increased $37,758 compared to the first nine months of 1996. This is due to the lease back agreements signed with the 42 unit condominium owners. Marketing expenses have increased $33,922 and insurance has decreased $116,394. Other operating expense increases are in relation to the increased occupancy and room revenue. The resort has moved to daily housekeeping in order to meet guest expectations and Best Western affiliation requirements.

Real Estate Taxes have decreased $63,763 which reflects the abandonment of Walsingham Commons.

Interest expense decreased by $261,597 due to the Partnership having a lower amount of debt, and due to the abandonment of Walsingham Commons.

Depreciation and amortization have decreased $34,096.





PAGE 8

                              PART II
                         OTHER INFORMATION
           FLORIDA INCOME FUND III, LIMITED PARTNERSHIP



ITEM 1.  LEGAL PROCEEDINGS

         None


ITEM 2.  CHANGES IN SECURITIES

         None


ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

         None


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         None


ITEM 5.  OTHER MATERIALLY IMPORTANT EVENTS

         None


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a)  EXHIBITS

              None

         (b)  REPORTS ON FORM 8-K

              None





PAGE 9

                             PART III
                            SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                       FLORIDA INCOME FUND III, LIMITED PARTNERSHIP
                       MARINER CAPITAL MANAGEMENT, INC.
                       MANAGING GENERAL PARTNER
                       (Registrant)





         11/7/97       By: /s/ LAWRENCE A. RAIMONDI
                       --------------------------------
                       Lawrence A. Raimondi
                       President, Director and CEO
                       Mariner Capital Management, Inc.
                       (Principal Executive Officer)






         11/7/97       By: /s/ JOE K. BLACKETER
                       --------------------------------
                       Joe K. Blacketer
                       Secretary/Treasurer
                       Mariner Capital Management, Inc.
                       (Principal Financial and Accounting
                        Officer)











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